UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Medidata Solutions, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE

PROXY STATEMENT DATED APRIL 9, 2012

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 16, 2012

May 4, 2012

On or about April 9, 2012, Medidata Solutions, Inc. mailed a proxy statement (the “Proxy Statement”) to our stockholders in connection with our 2012 annual meeting of stockholders (the “Annual Meeting”), which is to be held on Wednesday, May 16, 2012, at 10:00 a.m. Eastern Time, at the Hilton Woodbridge, 120 Wood Avenue South, Iselin, New Jersey 08830. The Proxy Statement included a proposal to approve an amendment and restatement of our 2009 Long-Term Incentive Plan (the “Plan”). The proposed amendment and restatement of the Plan, if approved by stockholders, would have increased the number of shares of our common stock reserved for issuance under the Plan by 1,750,000 shares.

On May 3, 2012, Institutional Shareholder Services Inc. (“ISS”) published a proxy analysis and vote recommendation for the Annual Meeting. The proposal to approve the Plan received an unfavorable recommendation from ISS because the shareholder value transfer, as determined by ISS, was greater than ISS’s company-specific “allowable cap” that is both industry and performance-based. We believe that ISS’ analysis is based on an inappropriate peer group since ISS compares us to disparate companies within the “Health Care Equipment & Services” industry group. Given that (1) we are a provider of software-as-a-service clinical technology solutions and our principal offering, Medidata Rave®, is a software application, and (2) the companies with which we compete for talent (some of which are disclosed in the Proxy Statement) are mainly viewed as technology companies, we believe a peer group consistent with GICS 4510 (Software & Services) is more accurate, and our utilization of equity compensation has been consistent with the practices of this peer group.

Although we disagree with the methods and conclusions of ISS for the foregoing reasons, in response to the ISS recommendation to vote “AGAINST” the proposal to approve the Plan, on May 4, 2012, we revised the Plan to increase the number of shares of common stock by 1,500,000 shares (as opposed to 1,750,000 shares, as originally proposed). We believe that the Plan as revised (the “Revised Plan”) will fall below the company-specific allowable cap for the “Health Care Equipment & Services” industry group with which ISS has identified us.

As of March 21, 2012, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were approximately 1.1 million shares subject to outstanding options granted under the Plan, with a weighted average exercise price of $17.23 per share and weighted average remaining term of 8.3 years, and approximately 1.0 million shares were subject to outstanding shares of restricted stock granted and unvested under the Plan. Assuming all of the outstanding awards are settled in shares, we would only be able to grant awards for approximately 200,000 shares.

If approved by our stockholders, there would be a total of 4,000,000 shares issuable under the Revised Plan and approximately 1,700,000 shares would be available for future issuance pursuant to new awards under the Revised Plan (determined as of March 21, 2012).

The foregoing is a summary description of certain terms of the Revised Plan and is qualified in its entirety by reference to the full text of the Revised Plan, a copy of which is attached as Exhibit 10.1 to the Current Report on Form 8-K filed on May 4, 2012 with the Securities and Exchange Commission (“SEC”). Stockholders may obtain, free of charge, a copy of such Current Report on Form 8-K and the Revised Plan at the SEC’s website, www.sec.gov or www.proxyvote.com.

Except as set forth above, the Proxy Statement remains unchanged. The Revised Plan will be presented for stockholder approval at the Annual Meeting. The Board of Directors continues to recommend unanimously that shareholders vote FOR the proposals listed in the Proxy Statement, as supplemented by this Supplement. Any vote “FOR” or “AGAINST” the Plan proposal using the proxy card previously furnished to the stockholders of record or the voting instruction card made available to the beneficial owners by their broker, bank or another nominee will be counted as a vote “FOR” or “AGAINST” the Revised Plan. If any stockholder has already returned his or her properly executed proxy card or voted via the Internet or by telephone and would like to change his or her vote on any matter, such stockholder may revoke his or her proxy before it is voted at the Annual Meeting by submission of a proxy bearing a later date via the Internet, by telephone, by mail or by attending the Annual Meeting in person and casting a ballot or as otherwise described in the Proxy Statement. If any stockholder would like a new proxy or has any questions, he or she should contact Mike Otner, Corporate Secretary, 79 Fifth Avenue, 8th Floor, New York, New York 10003.

By Order of the Board of Directors

/s/ Michael I. Otner
Michael I. Otner
General Counsel and Secretary

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